Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:	Media: 609/419-2060

Investors: 609/452-4807

www.covance.com

COVANCE TO INCREASE PHASE I/IIA CAPACITY WITH ACQUISITION OF EIGHT EARLY
CLINICAL DEVELOPMENT SITES FROM RADIANT RESEARCH

Princeton, New Jersey, April 20, 2006 — Covance Inc. (NYSE: CVD) announced today that it has entered into a definitive agreement to acquire the eight early phase clinical development sites of Radiant Research Inc. for approximately $65 million.

“This acquisition will give Covance a significant expansion of clinical pharmacology bed capacity and broaden our access to special patient populations for Phase Ib/IIa clinical studies,” said Joe Herring, Covance Chairman and Chief Executive Officer. “Early phase clinical trials continue to be one of the biggest bottlenecks in the development of new medicines. These eight sites will expand Covance’s early clinical service offering and advance our leadership position in delivering proof-of-concept packages that accelerates our clients’ drug development projects.”

“This investment will allow us to meet our clients’ growing demand for high-science, first-in-human clinical trial services and address one of their toughest drug development challenges,” said Wendel Barr, President of Early Development North America. “We welcome Radiant’s experienced and talented staff to the Covance team. We look forward to integrating these new capabilities with our broad drug development portfolio, including our preclinical, bioanalytical, and cardiac safety services.”

The eight sites, which currently generate approximately $25 million in annual revenue, are located in Austin, TX; Boise, ID; Dallas, TX; Daytona, FL; Gainesville, FL; Honolulu, HI; Portland, OR; and San Diego, CA. Each site has a robust database of special patient populations for both Phase I and IIa studies. The Honolulu clinic, for example, has unique access to patients critical for Japanese bridging studies. The addition of these sites, including the new, purpose-built 120 bed clinic in Dallas, will bring Covance’s total global Phase I/IIa clinical research capacity to more than 500 beds across eleven sites.

Covance expects the acquisition, which is subject to regulatory approval and other closing conditions, to close before the end of the second quarter. Covance believes this transaction will be accretive to earnings in 2007.

Covance, with headquarters in Princeton, New Jersey, is one of the world’s largest and most comprehensive drug development services companies with annual revenues greater than $1 billion, global operations in more than 20 countries, and more than 7,300 employees worldwide. Information on Covance’s products and services, recent press releases, and SEC filings can be obtained through its website at www.covance.com.

Statements contained in this press release, which are not historical facts, such as statements about prospective earnings, savings, revenue, operations, revenue and earnings growth and other financial results are forward-looking statements pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All such forward-looking statements including the statements contained herein regarding anticipated trends in the Company’s business are based largely on management’s expectations and are subject to and qualified by risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. These risks and uncertainties include, without limitation, competitive factors, outsourcing trends in the pharmaceutical industry, levels of industry research and development spending, the Company’s ability to continue to attract and retain qualified personnel, the fixed price nature of contracts or the loss of large contracts, risks associated with acquisitions and investments, the Company’s ability to increase order volume, the pace of translation of orders into revenue in late-stage development services, our ability to obtain necessary regulatory approval on a timely basis and close the Radiant transactions, difficulties or delays in integrating the business of Radiant and achieving anticipated efficiencies and synergies, and other factors described in the Company’s filings with the Securities and Exchange Commission including its Annual Report on Form 10-K and

Quarterly Reports on Form 10-Q. The Company undertakes no duty to update any forward looking statement to conform the statement to actual results or changes in the Company’s expectations.

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